SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission only
    (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            USLIFE Income Fund, Inc.
                (Name of Registrant as Specified in Its Charter)

                           Ernest Horejsi Trust No. 1B
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1)  Title of each class of securities to which transaction applies:
      _______________________________________________________

      (2)  Aggregate number of securities to which transaction applies:
      _______________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      _______________________________________________________

      (4)  Proposed maximum aggregate value of transaction:
      _______________________________________________________

(5)   Total fee paid:
      _______________________________________________________

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      _______________________________________________________

      (2)  Form, Schedule or Registration Statement No.:
      _______________________________________________________

      (3)  Filing Party:
      _______________________________________________________

      (4)  Date Filed:
      _______________________________________________________


                                 Stewart Horejsi
                               200 South Santa Fe
                              Salina, Kansas 67401

Dear Fellow Shareholder:

     The Ernest Horejsi Trust No. 1B (the "Trust") is the largest shareholder of the USLIFE Income Fund, Inc. (the "Fund"). The Trust owns more than 14% of the Fund's stock.

     The Fund's management has asked you to approve five proposals at the 2000 Annual Meeting on October 3, 2000. Proposals 2, 3 and 4, if passed, would permit the Fund to borrow money and issue shares of preferred stock. Proposals 2, 3 and 4 create new risks for the Fund and for you as a shareholder of the Fund. The Trust believes that the Fund's plan to borrow money to buy primarily sub-investment-grade securities is unwise and could be detrimental to common shareholders like you. However, this is what the Fund is asking you to approve. Please read the enclosed proxy statement and think about whether these new risks are good for the Fund.

     The Trust recommends that the Fund's shareholders vote AGAINST proposals 2, 3 and 4. To vote against proposals 2, 3 and 4, we ask that you sign, date and return the enclosed WHITE proxy card in the envelope provided and vote against these proposals. If you have already returned the Fund's blue proxy card, and you want to change your vote, you have the right to revoke your proxy and vote against proposals 2, 3 and 4 by signing, dating and mailing a later dated WHITE proxy card in the envelope provided.

     If you have any questions, please contact D.F. King & Co., Inc., who is assisting us in the solicitation, toll-free at 1(800)488-8035.

     PLEASE VOTE AGAINST PROPOSALS 2, 3 AND 4, AND SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE THAT IS PROVIDED.

                                          Sincerely yours,


                                          Stewart R. Horejsi



                        Proxy Statement In Opposition To
                  The Solicitation By The Board Of Directors Of
                            Uslife Income Fund, Inc.

                         Annual Meeting of Shareholders
                          To be held on October 3, 2000


To Our Fellow Shareholders:

     The Ernest Horejsi Trust No. 1B (the "Trust") is sending this proxy statement and the enclosed WHITE proxy card to holders of record on July 6, 2000 of shares of common stock, par value $1.00 per share, of USLIFE Income Fund, Inc., a Maryland corporation (the "Fund"). This proxy statement relates to our solicitation of proxies for use at the Annual Meeting of shareholders of the Fund scheduled to be held on Tuesday, October 3, 2000 at 2:00 p.m., local time, and any and all adjournments or postponements thereof. The Fund's Annual Meeting will be held in Meeting Room 1 of The Variable Annuity Life Insurance Company, Plaza Level, The Woodson Tower, 2919 Allen Parkway, Houston, Texas 77019. This proxy statement and the accompanying WHITE proxy card will first be sent to shareholders of the Fund on or about August 31, 2000.

     The Fund has scheduled five matters for votes at the Annual Meeting:

     1.  the election of three directors of the Fund;

     2. an amendment to the Fund's Articles of Incorporation to provide for the authorization and issuance of preferred stock;

     3. an amendment to the Fund's fundamental investment restriction regarding senior securities to provide that the Fund be permitted to issue preferred stock and other senior securities;

     4. an amendment to the Fund's fundamental investment restriction regarding borrowings; and

     5.  the ratification of the independent auditor of the Fund.

     The Trust is soliciting your proxy to vote AGAINST proposals 2, 3 and 4, which would have the effect of permitting the Fund to borrow money and issue shares of preferred stock. We are not making any recommendation with respect to proposals 1 and 5.

                         REASONS FOR THE SOLICITATION

     The Trust has owned the Fund's common stock since June 29, 1998, and has invested more than $7.3 million in more than 800,000 shares of the Fund. The Trust has doubled the number of shares it holds since last year. As a result, the Trust has a strong financial interest in the Fund. The Trust recommends that the Fund's shareholders vote AGAINST proposals 2, 3 and 4. A summary of proposals 2, 3 and 4 is included in the next section of this proxy statement.

     If passed, proposals 2, 3 and 4 would allow the Fund to borrow money and issue shares of preferred stock or other senior securities. The Trust believes that proposals 2, 3 and 4 are unwise and you should vote AGAINST those proposals for a number of important reasons.

     First, as the Fund itself has admitted in its proxy statement, proposals 2, 3 and 4 create new risks for the Fund, each of which would make your investment in the Fund more risky. The Fund's proxy statement identifies the following risks:

o Reduced Net Asset Value and Dividends. If the Fund is unable to earn a sufficient spread with respect to the investments it makes with the proceeds from the sale of the senior securities and the mandatory payments it makes to the holders of the senior securities (i.e., if the Fund does not earn sufficient income to cover interest payments on borrowed money or dividends on preferred stock) then, according to the Fund's proxy statement "the net asset value of the Fund would be lower than would otherwise be the case ..." If this happens, the dividends you receive could be reduced.

o    Below Investment-Grade Investments. The Fund expects to invest the proceeds
     of  any  senior   securities   offering  in  securities   having  a "below
     investment-grade credit quality." The Fund admits such securities "involve greater credit risk than higher grade securities" and, because the senior securities would be senior to the common stock in terms of payment of interest or dividends and distribution of assets, "any increased risk associated with the larger portion of below investment grade investments would be borne by the holders of common stock." Ask yourself whether you want to own a Fund that borrows money to invest in "below investment grade investments" and has no prior experience doing so.

o Forced Asset Sales. The Fund warns that "the mandatory asset coverage requirements of the 1940 Act could also pose certain risks for the holders of shares of common stock" and "under adverse market conditions, the Fund might have to sell portfolio securities to service the preferred stock or debt securities at a time when investment considerations would not favor such sales." This means that the Fund could be forced to sell its underlying investments even though selling might not be in the common shareholders' best interests.

o Increased Fund Expenses. Issuing preferred stock, according to the Fund, "involves offering expenses and other costs to the Fund (e.g. underwriting commissions, rating agency fees and organization expenses), which expenses and costs will be borne by the holders of the common stock."

o Increase Advisory Fees. The Fund admits that issuing the preferred stock will result in an increase in the investment advisory fee payable by the Fund. The fee is a percentage of the Fund's adjusted net assets and a percentage of the Fund's net investment income. While the percentages will not change, the Fund's adjusted net assets will increase and the Fund believes its net investment income will increase. The Fund's investment advisor has agreed to waive increased fees for a year, but not permanently. As a result, the Fund's investment advisor will make more money, whether or not the value of your investment increases.

o Reduction in Net Income. According to the Fund, if the new preferred stock is convertible into common shares, "the net income per share of common stock and the net asset value per share of common stock may be reduced if these securities are so converted." A reduction in the net income or net asset value of your shares reduces the value of your investment.

o Inhibiting Common Voting Rights. The Fund says that class voting provisions of the preferred stock "could make it more difficult" for the Fund to take certain actions proposed by the Board or the common shareholders, such as a merger. This means that basic corporate actions, otherwise in the shareholders' better interest, could be unnecessarily hampered.

o Dilution. The Fund says common shareholders will "realize voting dilution" as a result of any new issuance of preferred stock. That means your vote would be worth less after a preferred stock offering than it is today.

     Second, any new securities would be senior to your common stock. This means that new preferred shareholders would have a senior "claim" to the assets and/or earnings of the Fund and this "claim" must be paid before common shareholders are entitled to any money otherwise payable by the Fund as dividends or in liquidation of the Fund. This is similar to what would happen if you borrowed on margin against your stock portfolio: When the market goes down, the lending broker has a claim that is senior to you, the owner of the portfolio, and gets first crack at the underlying assets.

     Third, while the Fund has not laid out all of the terms of the proposed preferred stock offering/borrowing, it nonetheless would include a fixed interest rate, various unspecified "financial and operating constraints," and optional redemption provisions that would provide for payment of a premium. Because issuers like the Fund must "entice" preferred stock investors to invest in new preferred stock offerings, the Trust believes that such terms would be necessarily designed to benefit (i.e., entice) the preferred shareholders at the expense of the common shareholders.

     Fourth, the Fund's management says that it wants "the benefit of not having to seek shareholder approval" when and if it decides to issue the proposed preferred stock. Essentially, the Fund's management wants common shareholders to sign a blank check now in order to avoid requesting their approval on the specific terms of the preferred stock when those terms are negotiated. We believe the Fund should give you the opportunity to vote on the specific terms of any new securities and let you decide for yourself whether or not issuing the securities at that time is a good idea.

     Fifth, the Trust believes one of the basic hallmarks of a successful company is extensive insider ownership, essentially indicating a high degree of insider enthusiasm and faith for the company's business and success. But, with respect to the Fund, the proxy statement reveals that no Board member and, in fact, no Fund officer, owns any Fund shares. Simply put, your directors and officers have invested none of their own money in your Fund. The Trust believes that the interests of the directors and executive officers of the Fund should be more closely aligned with yours before the Fund should permit steps to be taken that increase the risks that you, the common shareholder, ultimately bear.

     Finally, you probably do not need to be reminded, but your Fund's price and net asset value have declined over the last two years. Since the Trust first bought shares of the Fund, the Fund's price and net asset value declined from $9.625 and $10.75 on June 30, 1998 to $8.25 and $8.96 on June 30, 2000, down
14.3% and 16.7%, respectively. According to the Fund's own annual report, the Fund's market price return of negative 6.81% for the year ended June 30, 2000, compared unfavorably with the Fund's relevant benchmarks, the Merrill Lynch Corporate Government Index, which returned 4.33%, and the Merrill Lynch High Yield Bond Index, which returned negative 1.37%. This means your Fund's market price performance trailed the Merrill Lynch Corporate Government Index by 11.14% and the Merrill Lynch High Yield Bond Index by 5.44%. The Fund's net asset value return, assuming reinvestment of dividends, was negative 3.70% for the year ended June 30, 2000, after a gain of only 0.64% for the previous year.

     Many of you have already lost money on your investment in the Fund. Given the Fund's performance over the last two years, the Trust believes that the shareholders should not give the Fund's Board of Directors and investment advisor a blank check to borrow money and create the preferred stock. While the Fund could benefit if its strategy of borrowing money and reinvesting the proceeds at a higher rate is successful, there is no guarantee of success, and the Trust does not believe the potential benefits of this strategy outweigh the risks. In making your decision to vote for or against the Fund's proposals, ask yourself first, if the strategy will work, and then ask whether you want to take the risk and be the Fund's guinea pig. The Trust has decided that it does not want to be the Fund's guinea pig and thus is sending you this proxy solicitation and asking for your support. The Trust believes that proposals 2, 3 and 4 are not good for the Fund's shareholders and should be rejected.

                              SUMMARY OF PROPOSALS

     The following is a summary of the five matters that are scheduled to be voted upon at the Annual Meeting and is based upon the information provided in the Fund's proxy statement dated August 18, 2000.

PROPOSAL 1:

     The Fund's Board of Directors has nominated three nominees as directors for election at the 2000 Annual Meeting: Dr. Timothy J. Ebner; Dr. John Wm. Lancaster; and Dr. John E. Maupin, Jr. The Trust is not making any recommendation with respect to proposal 1.

PROPOSAL 2:

     The Fund's Board has proposed an amendment to the Fund's Articles of Incorporation to allow the Fund to issue shares of preferred stock. The proposed amendment to the Articles of Incorporation, if approved by the shareholders, will allow the Fund to issue five million shares of preferred stock. The amendment also will allow the Board to issue shares of preferred stock in one or more classes or series, and to fix the terms and conditions for each such class or series to the extent permitted by law.

     If the shareholders approve the amendment, Article Fifth of the Articles of Incorporation will be amended to read in its entirety as follows:

          The total number of shares of stock which the corporation shall have authority to issue is fifteen million (15,000,000) shares, of which ten million (10,000,000) shares shall be Common Stock, of the par value of One Dollar ($1.00) each, and five million (5,000,000) shares shall be Preferred Stock, of the par value of One Dollar ($1.00) each.

          The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of Maryland and the Investment Company Act of 1940, as amended.

     The Trust recommends that the Fund's shareholders vote AGAINST proposal 2 for the reasons stated in the section entitled "Reasons For The Solicitation," above.

PROPOSAL 3:

     The Board has proposed an amendment to the Fund's fundamental investment restriction regarding senior securities so that the Fund may issue preferred stock and other senior securities. Currently, the Fund is prohibited from issuing preferred stock and senior securities. The current restriction reads:

          The Fund will not issue any senior securities (as defined in the Investment Company Act of 1940 as amended), except insofar as any borrowing permitted under the Fund's investment restriction relating to borrowing might be considered to be the issuance of senior securities.

     The proposed amendment would replace this restriction with the following:

          The Fund will not issue any senior securities (as defined in the Investment Company Act of 1940, as amended), except to the extent permitted by applicable law.

     The approval of proposal 3 (together with the approval of proposal 2) would allow the Fund to issue shares of preferred stock. The holders of the preferred stock would have priority over holders of the Fund's common stock as to the distribution of assets and payment of dividends.

     The Trust recommends that the Fund's shareholders vote AGAINST proposal 3 for the reasons stated in the section entitled "Reasons For The Solicitation," above.

PROPOSAL 4:

     The Board has proposed an amendment to the Fund's fundamental investment restriction regarding borrowings so that senior securities would not be deemed borrowings. Currently, the Fund has a fundamental investment restriction that limits the Fund's ability to borrow money. Proposal 4 would change the restriction to provide that senior securities will not be deemed to be borrowings for the purpose of this investment restriction.

     The current borrowing restriction provides that:

          The Fund will not borrow money except (a) on an unsecured basis in an amount not in excess of 25% of the value of the Fund's total assets, after giving effect to the borrowings and, in addition, (b) from banks for temporary or emergency purposes in an amount not exceeding 5% of the value of its total assets.

          The proposed amendment would replace the current borrowing restriction with the following:

          The Fund will not borrow money except (a) on an unsecured basis in an amount not in excess of 25% of the value of its total assets, after giving effect to the borrowings and, in addition, (b) from banks for temporary or emergency purposes in an amount not exceeding 5% of the value of its total assets; provided, however, that the issuance of senior securities shall not be deemed to be the borrowing of money for the purposes of this restriction.

     The Trust recommends that the Fund's shareholders vote AGAINST proposal 4 for the reasons stated in the section entitled "Reasons For The Solicitation," above.

PROPOSAL 5:

     The Board has selected Ernst & Young LLP to serve as independent auditor of the Fund for the fiscal year ending June 30, 2001, subject to ratification by the Fund's shareholders. The Trust is not making any recommendation with respect to proposal 5.

                             PROXY CARDS AND VOTING

     All of the five proposals that are scheduled to be voted upon at the Annual Meeting are included on the Trust's WHITE proxy card. If you wish to vote on the proposals, you may do so by completing and returning a WHITE proxy card. A WHITE proxy card that is returned to the Trust or its agent will be voted as you indicate on the card. If a WHITE proxy card is returned without a vote indicated, the shares represented thereby will be voted AGAINST proposals 2, 3 and 4, to "withhold" on proposal 1, and FOR proposal 5.

     Discretionary authority is provided in the proxy sought hereby as to other business as may properly come before the meeting, of which the Trust is not aware as of the date of this proxy statement, and matters incident to the conduct of the Annual Meeting, which discretionary authority will be exercised in accordance with Rule 14a-4 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.

Voting; Quorum

     Only shareholders of record on July 6, 2000 will be entitled to vote at the Annual Meeting. According to information contained in the Fund's 2000 proxy statement, there were 5,643,768 shares of common stock issued and outstanding as of July 6, 2000. Holders of record on July 6, 2000 will be entitled to cast one vote on each matter for each share of common stock held. Shares of common stock do not have cumulative voting rights. Proposal 1 (with respect to the election of directors) and proposal 5 (with respect to the ratification of the independent auditor) each requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present. Proposal 2, the proposed Amendment to the Fund's Articles of Incorporation, requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote. Proposals 3 and 4, the proposed changes to the Fund's investment restrictions, require the affirmative vote of the lesser of (a) 67% of the shares present at the Annual Meeting if a quorum is present, or (b) more than 50% of the outstanding shares of the Fund.

     Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and shares with respect to which the broker does not have discretionary voting authority. Under Maryland law, abstentions and broker non-votes are counted as shares present for purposes of determining whether a quorum is present, but are not counted as votes cast for purposes of determining whether sufficient votes have been received to approve a proposal, including any adjournment. Accordingly, abstentions and broker non-votes effectively will be a vote against adjournment or against any proposal where the required vote is a percentage of the shares.

     Under the By-Laws of the Fund, a quorum for the transaction of business is constituted by the presence in person or by proxy of a majority of the outstanding shares of the Fund entitled to vote at the meeting.

Revocation of Proxies

     You may revoke any proxy given in connection with the Annual Meeting (whether given to the Fund or to the Trust) at any time prior to the voting of your proxy at the Annual Meeting by delivering a written revocation of your proxy to the Secretary of the Fund or with the presiding officer at the Annual Meeting, by executing and delivering a later dated proxy to the Trust or the Fund or their solicitation agents, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself revoke a proxy.

     There is no limit on the number of times that you may revoke your proxy prior to the Annual Meeting. Only the latest dated, properly signed proxy card will be counted.

     IF YOU HAVE ALREADY SENT A BLUE PROXY CARD TO THE BOARD OF DIRECTORS OF THE FUND, YOU MAY REVOKE THAT PROXY AND VOTE ON THE PROPOSALS BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

     THE WHITE PROXY CARD CONTAINS ALL FIVE OF THE PROPOSALS THAT ARE SCHEDULED TO BE VOTED UPON AT THE ANNUAL MEETING. IF YOU WISH TO VOTE, YOU MAY DO SO BY COMPLETING AND RETURNING A WHITE PROXY CARD. A WHITE PROXY CARD THAT IS RETURNED TO THE TRUST OR ITS AGENT WILL BE VOTED AS YOU INDICATE THEREON. IF A WHITE PROXY CARD IS RETURNED WITHOUT A VOTE INDICATED THEREON, THE SHARES WILL BE VOTED AGAINST PROPOSALS 2, 3 AND 4, TO "WITHHOLD" ON PROPOSAL 1 AND TO "ABSTAIN' ON PROPOSAL 5.

                        INFORMATION CONCERNING THE TRUST

     As of July 6, 2000, the Trust held 767,200 shares of common stock, representing approximately 13.6% of the outstanding shares of the Fund. The Trust is an irrevocable grantor trust that was organized under the laws of Kansas for the benefit of Ernest Horejsi's issue. The three trustees of the Trust are Badlands Trust Company, Ms. Susan Ciciora, and Mr. Larry Dunlap. Mr. Dunlap is a director of Badlands and is a trustee of several trusts of which various Horejsi family members are beneficiaries. The business address of the Trust is 122 South Phillips Avenue, Suite 220, Sioux Falls, South Dakota 57104. Stewart Horejsi is Ernest Horejsi's son (and, as a result, a beneficiary of the Trust) and serves from time to time as an investment advisor to the Trust. Ms. Ciciora is Stewart Horejsi's daughter.

     The trustees of the Trust may be deemed to control the Trust and may be deemed to possess indirect beneficial ownership of the shares held by the Trust. However, none of the trustees, acting alone, can vote or exercise dispositive authority over shares held by the Trust. Accordingly, Badlands, Ms. Ciciora, and Mr. Dunlap disclaim beneficial ownership of the shares of common stock beneficially owned, directly or indirectly, by the Trust.

     Badlands is a South Dakota corporation organized to act as a private trust company to administer the Trust as well as other affiliated trusts. The directors of Badlands are Ms. Ciciora, Mr. Dunlap, Stephen C. Miller, Robert Ciciora, who is the brother-in-law of Ms. Ciciora, Dan E. Loveland and Marty Jans. The executive officers of Badlands are Dan Loveland, President and Secretary, and Mr. Miller, Vice President and Assistant Secretary. Badlands is wholly owned by the Stewart Horejsi Trust No. 2, an irrevocable trust organized by Mr. Stewart Horejsi for the benefit of his issue. The trustees of the Stewart Horejsi Trust No. 2 are Badlands, Mr. Ciciora and Robert H. Kastner.

     The Trust has indicated since 1999 that it may seek control of the Fund, although at this time no decision has been made to actually seek control. The Trust is part of a group of affiliated entities that successfully took control of another closed-end fund, Preferred Income Management Fund (now Boulder Total Return Fund), in 1998 and 1999.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of August 28, 2000, regarding the beneficial ownership of shares of common stock by (i) each beneficial owner of more than 5% of the outstanding shares of common stock
(based upon filings with the SEC and the holdings of the Trust), (ii) the current executive officers and directors of the Fund (based on information contained in the 2000 proxy statement of the Fund), and (iii) all directors and executive officers as a group.

                                    Position with      Common Stock
Name and Address                      the Fund      Beneficially Owned   Percent

Ernest Horejsi Trust No. 1B
122 South Phillips Avenue, Suite 220     ---             813,000          14.4%
Sioux Falls, South Dakota  57104

Directors and officers as a group        ---             ---              ---
___________________
     The current directors and executive officers of the Fund do not own any shares of the Fund, according to the Fund's 2000 proxy statement.

                                THE SOLICITATION

     Proxies will be solicited by mail and, if necessary to obtain the requisite shareholder representation, by telephone, personal interview or by other means. Certain officers, directors or employees of entities related to the Trust may solicit proxies.

     Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the accompanying WHITE proxy card to the beneficial owner of shares of common stock for whom they hold of record and the Trust will reimburse them for their reasonable out-of-pocket expenses.

     The expenses related to this proxy solicitation will be borne by the Trust. The Trust estimates that the total amount of expenses to be incurred by it in this proxy solicitation will be approximately $75,000, of which approximately $15,000 to $25,000 will be paid to D.F. King. Expenses to date have been approximately $25,000.

     If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact D.F. King & Co., Inc. at:
                         Call Toll-Free: 1 (800) 488-8035

Dated: August 31, 2000


                                   PROXY CARD

         THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS
          OF USLIFE INCOME FUND, INC. BY THE ERNEST HOREJSI TRUST NO.1B

          PROXY FOR THE OCTOBER 3, 2000 ANNUAL MEETING OF SHAREHOLDERS OF
                            USLIFE INCOME FUND, INC.

     The undersigned holder of shares of common stock of USLIFE Income Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Stewart R. Horejsi, Carl Johns, Laura Rhodenbaugh and Stephen C. Miller, and each of them, as attorneys and proxies for the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Fund to be held in Meeting Room 1 of The Variable Annuity Life Insurance Company, Plaza Level, The Woodson Tower, 2919 Allen Parkway, Houston, Texas 77019, on Tuesday, October 3, 2000 at 2:00 p.m., local time, and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Proxy Statement in Opposition of the Trust and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

IMPORTANT:

Please indicate your vote by an "X" in the appropriate box below. This proxy, if properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AGAINST PROPOSALS 2, 3 AND 4 BELOW, TO WITHHOLD ON PROPOSAL 1, AND FOR PROPOSAL 5.

Please refer to the Proxy Statement in Opposition for a discussion of the reasons for the Trust's opposition to proposals 2, 3 and 4.

     1. ELECTION OF THE FOLLOWING THREE NOMINEES AS DIRECTORS: DR. TIMOTHY J. EBNER, DR. JOHN WM. LANCASTER AND DR. JOHN E. MAUPIN, JR.
                  FOR      __________
                  WITHHOLD __________

          YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES BY MARKING THE FOR BOX AND STRIKING OUT THE NAME OF ANY SUCH NOMINEE.

     2. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO PROVIDE FOR THE AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK.
                  FOR      __________
                  AGAINST  __________
                  ABSTAIN  __________

     3. PROPOSAL TO AMEND THE FUND'S FUNDAMENTAL INVESTMENT RESTRICTION REGARDING SENIOR SECURITIES.
                  FOR      __________
                  AGAINST  __________
                  ABSTAIN  __________

     4. PROPOSAL TO AMEND THE FUND'S FUNDAMENTAL INVESTMENT RESTRICTION REGARDING BORROWINGS.
                  FOR      __________
                  AGAINST  __________
                  ABSTAIN  __________

     5. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR OF THE FUND.
                  FOR      __________
                  AGAINST  __________
                  ABSTAIN  __________

The Trust recommends that the shareholders vote AGAINST proposals 2, 3 and 4. The Trust makes no recommendation with respect to proposals 1 and 5.

IMPORTANT:
Please sign exactly as name appears hereon or on the proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person.

DATE:    _____________________              ________________________________
                                                     Signature(s)
                                            _______________________________
                                                     Title (if applicable)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.